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                                                                      Exhibit 99

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)



                                    Three Months                              Years Ended December 31
                                       ended           --------------------------------------------------------------------------
                                   March 31, 1996        1995           1994          1993            1992            1991
                                   --------------      -------        -------        -------        -------       -------------
Earnings(loss) before income
  taxes                                  $188.7         $708.2         $534.5         $359.1         $347.6        $(129.4)(A)

Unconsolidated affiliates                  (0.3)           2.3           (0.6)           0.7           (0.9)          (1.0)

Minority earnings                           2.7           13.8            5.2            5.7            2.6           (7.8)

Fixed charges excluding
  capitalized interest                     35.6          155.6          160.9          194.0          227.1          254.3
                                           ----          -----          -----          -----          -----          -----

Earnings                                 $226.7         $879.9         $700.0         $559.5         $576.4         $116.1
                                         ------         ------         ------         ------         ------         ------

Fixed Charges:

Interest expense                          $19.6          $94.9         $104.8         $137.8         $162.9         $189.6

Capitalized interest                        0.7            5.1            6.6            7.9           12.7           10.1

Portion of rents representa-
  tive of interest factor                  15.6           59.6           54.7           54.0           64.0           64.4

Interest expense of uncon-
  solidated affiliates                      0.4            1.1            1.4            2.2            0.2            0.3
                                            ---            ---            ---            ---            ---            ---

Total fixed charges                       $36.3         $160.7         $167.5         $201.9         $239.8         $264.4
                                          -----         ------         ------         ------         ------         ------
Ratio of earnings to fixed
  charges                                   6.3x           5.5x           4.2x           2.8x           2.4x           0.4x(A)
                                            ---            ---            ---            ---            ---            ---


(A) The 1991 loss before income taxes of $129.4 million includes a charge of $343 million to cover costs associated with divestment and restructuring activities. Excluding this charge, the ratio of earnings to fixed charges would have been 1.7x.